RECEIVABLES PURCHASE AND SALE AGREEMENT

Dated as of [●] [●], 201[●]

between

GECB Equipment Funding, LLC,

as Seller

and

[●],

as Purchaser

i	Receivables Purchase and Sale Agreement

TABLE OF CONTENTS

(cont’d)

		Page(s)

Section 7.13	Further Assurances	15

Section 7.14	Accounting Changes	16

Section 7.15	Release of Claims	16

ii	Receivables Purchase and Sale Agreement

Schedule 4.1(b)	UCC Information

Schedule 4.4	Perfection Representations, Warranties and Covenants

Schedule I	Schedule of Purchaser [Loans] [Receivables]

Exhibit 4.2(f)	Separate Identity Provisions

Annex A	Definitions and Interpretation

iii	Receivables Purchase and Sale Agreement

This RECEIVABLES PURCHASE AND SALE AGREEMENT (“Agreement” or “Purchase and Sale Agreement”) is entered into as of [●] [●], 201[●], by and between GECB Equipment Funding, LLC (the “Seller”), a Delaware limited liability company and [●], a Delaware [limited liability company] (the “Purchaser”).

In consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1           Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1 of Annex A to this Agreement.

Section 1.2           Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Section 2 of Annex A shall govern. All Annexes, Exhibits and Schedules hereto, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

ARTICLE II

SALES OF PURCHASER ASSETS

Section 2.1           Sale of Purchaser Assets.

(a)          Subject to the terms and conditions hereof, the Seller does hereby sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse (subject to the obligations herein) all right, title and interest of the Seller in (without duplication):

(i)	the [Loans] [[Non-SUBI] Receivables] and all obligations of the Obligors thereunder, excluding amounts received thereunder prior to or on the Cut-off Date;

(ii)	[the Equipment (including any Residuals) with respect to the Leases [that are Non-SUBI Receivables];]

(iii)	the Related Security and any Collections and additional monies received under such [Loans] [[Non-SUBI] Receivables, Equipment and Related Security], unless related to amounts due in respect of the [Loans] [Receivables] prior to or on the Cut-off Date;

(iv)	all other property now or hereafter in the possession or custody of, or in transit to, the Servicer, the Sub-Servicer or the Seller relating to any of the foregoing;

(v)	all [Loan] [Receivable] Files and Records with respect to any of the foregoing;

(vi)	[the Series 201[●]-[●] SUBI (the “Purchaser SUBI Assets”);]

(vii)	the Receivables Sale Agreement; and

(viii)	all proceeds of the foregoing (all such assets, collectively, the “Purchaser Assets”).

(b)          On or before the Closing Date, the Seller shall (i) indicate in its records that the Purchaser Assets have been sold to the Purchaser pursuant to this Agreement by so identifying the Purchaser Assets with an appropriate notation and (ii) [with respect to each Non-SUBI Receivable,] deliver to the Purchaser or its designee the following documents (collectively, [for all Receivables], the “[Loan] [Receivable] Files”):

(i)	the original fully executed copy of the [Loan] [Receivable and related Contract];

(ii)	a record or facsimile of the original credit application, if obtained, fully executed by the Obligor;

(iii)	the original certificate of title or file stamped copy of the UCC financing statement or such other documents evidencing the security interest of the Purchaser in the [related] Equipment; and

(iv)	any and all other material documents relating to a [Loan] [Receivable], an Obligor or any of the [related] Equipment.

Section 2.2           Grant of Security Interest; Subordination.

(a)          The parties hereto intend that the transfer, sale and assignment pursuant to Section 2.1 hereof shall constitute a purchase and sale and not a loan. Notwithstanding anything to the contrary set forth in this Section 2.2, if a court of competent jurisdiction determines that the sale provided for herein constitutes the grant of security for a loan (the “Deemed Loan”) and not a purchase and sale or contribution, then:

(i)	The parties hereto intend that this Agreement shall constitute a security agreement under applicable law and that the Seller shall be deemed to have granted, and the Seller hereby grants, to the Purchaser a first priority lien and security interest in and to all of the Seller’s right, title and interest in, to and under the Purchaser Assets, all Related Documents to which the Seller is a party and all proceeds thereof (collectively, the “Deemed Collateral”). The possession by the Purchaser of notes and such other goods, money, documents, chattel paper or certificated securities, shall be deemed to be “possession by or delivery to the secured party” for purposes of perfecting the security interest pursuant to the UCC in force in the relevant jurisdiction (including, without limitation, Section 9-313(c)(1)

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thereof). Notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law (except that nothing in this sentence shall cause any Person to be deemed to be an agent of the Purchaser for any purpose other than for perfection of such security interest unless, and then only to the extent, expressly appointed and authorized by the Purchaser in writing).

(ii)	The Purchaser acknowledges and agrees that the Deemed Loan is a non-recourse obligation of the Seller secured solely by the Deemed Collateral and does not represent an interest in any assets (other than the Deemed Collateral) of the Seller (including by virtue of any deficiency claim in respect of obligations not paid or otherwise satisfied from the Deemed Collateral and proceeds thereof). In furtherance of and not in derogation of the foregoing, the Purchaser acknowledges and agrees that:

(A)         The Purchaser shall not have any right, title or interest in or to any assets (or interests therein) (other than the Deemed Collateral) conveyed or purported to be conveyed by the Seller to any other Person or Persons (whether by way of a sale, capital contribution or by virtue of the granting of a lien) (“Other Assets”); and

(B)         the Deemed Loan constitutes a claim (as defined in Section 101 of the Bankruptcy Code) which may be satisfied solely from the Deemed Collateral and its proceeds (whether through ordinary liquidation or the exercise of UCC remedies and other remedies provided herein) and does not constitute a claim against the Seller to the extent that the Deemed Collateral and such proceeds are insufficient to repay the Deemed Loan (including interest thereon, whether accrued before or after the filing of a bankruptcy petition) in full.

(iii)	To the extent that, notwithstanding the agreements and provisions contained in clause (ii) above, the Purchaser either (A) asserts an interest or claim to, or benefit from, Other Assets, or (B) is deemed to have any such interest, claim or benefit in or from Other Assets, whether by operation of law, legal process, pursuant to applicable provisions of insolvency laws or otherwise (including by virtue of Section 1111(b) of the Bankruptcy Code or any successor provision having similar effect under the Bankruptcy Code), then the Purchaser further acknowledges and agrees that any such interest, claim or benefit in or from Other Assets is and shall be expressly subordinated to the indefeasible payment in full of all obligations and liabilities of the Seller other than the Deemed Loan, including, the payment of post-petition interest on such other obligations and liabilities. This subordination agreement shall be deemed a subordination agreement within the meaning of Section 510(a) of the

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Bankruptcy Code. The Purchaser further acknowledges and agrees that no adequate remedy at law exists for a breach of this Section 2.2 and the terms of this Section 2.2 may be enforced by an action for specific performance.

(b)          The Purchaser shall not file or join in a filing of a petition with respect to any bankruptcy reorganization, arrangement, insolvency or liquidation proceedings, or similar proceedings under any United States Federal or State bankruptcy or similar law relating to the Seller, or cooperate or encourage others to file such a petition.

(c)          The Seller hereby authorizes the Purchaser to file financing statements in respect of the Seller covering the Purchaser Assets and the proceeds thereof.

Section 2.3           Sale Price. On the Closing Date, the Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, pay the purchase price in the form of (i) the issuance and exchange of the Notes and (ii) an increase in the Seller’s equity interest in the Purchaser (together, the “Purchaser Purchase Price”) as consideration for the Purchaser Assets sold and transferred by the Seller to the Purchaser pursuant to Section 2.1 hereof, which Purchaser Purchase Price shall be acknowledged by the Seller and the Purchaser to be the fair market value thereof.

Section 2.4           Removal and Sale of [Loans] [Purchaser Assets].

(a)          In the event that a [Loan] [Receivable] becomes a Delinquent [Loan] [Receivable] or the Obligor thereon is subject to a bankruptcy proceeding, the Seller shall be granted an assignable option (a “[Purchase] [Removal] Option”) to[: (i) in the case such Receivable is a Non-SUBI Receivable,] purchase such [Delinquent Loan] [Receivable] and the other related Purchaser Assets, subject to the terms and conditions herein,] from the Purchaser at a price (the “Option Price”) equal to the Purchase Amount [or (ii) in the case such Receivable is a SUBI Receivable, cause the SUBI Seller to reallocate such Receivable from the 201[●]-[●] SUBI to the UTI and pay the Issuer the Option Price]. The Seller may sell, transfer, assign or otherwise convey its [Purchase] [Removal] Option with respect to any such [Loan] [Receivable] and the other related Purchaser Assets to any party at any time after the related [Loan] [Receivable] becomes a Delinquent [Loan] [Receivable] or the Obligor thereon is subject to a bankruptcy proceeding. The Seller shall notify the Purchaser of such transfer and such notice shall include the transferee’s name, address, telephone number, facsimile number and appropriate contact person(s) and shall be acknowledged in writing by the transferee. If not exercised earlier, the [Purchase] [Removal] Option with respect to any such [Loan] [Receivable] and the other related Purchaser Assets shall automatically terminate upon (i) in the case of a Delinquent [Loan] [Receivable], the related Obligor’s cure of all defaults on the Receivable, (ii) the acquisition by, or on behalf of, the Purchaser of the related Equipment through repossession, or (iii) a repurchase of such [Loan] [Receivable] and any other related Purchaser Assets due to the Seller’s breach of a representation with respect to such [Loan] [Receivable and any other related Purchaser Assets]. The Aggregate Receivable Value of Receivables and the related Equipment with respect to which the Seller may exercise its [Purchase] [Removal] Option at any time before the

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Redemption Date shall not exceed ten percent (10%) of the [aggregate Outstanding Principal Balance of the Loans] [Aggregate Receivable Value] as of the Cut-off Date.

(b)          Upon a [Loan] [Receivable] becoming a Delinquent [Loan] [Receivable] or the Obligor thereon becoming subject to a bankruptcy proceeding, the Seller may exercise the [Purchase] [Removal] Option by providing the Purchaser at least five (5) days’ prior written notice thereof (the “[Purchase] [Removal] Option Notice”), which notice shall specify a cash exercise price at least equal to the Option Price. The [Purchase] [Removal] Option Notice shall be delivered in the manner specified in Section 2.4(a). The exercise of any [Purchase] [Removal] Option pursuant to this clause (b) shall be irrevocable.

(c)          Upon exercise of a [Purchase] [Removal] Option, the Seller shall be required to pay the Option Price specified in its [Purchase] [Removal] Option Notice to the Purchaser within ten (10) Business Days of exercising its [Purchase] [Removal] Option [or, in the case the Removal Option is exercised with respect to any SUBI Receivable, within ten (10) Business Days of the earlier of exercising its Removal Option and reallocation of such SUBI Receivables from the Series 201[●]-[●] SUBI to the UTI]. The proceeds of any sale of such [Loan] [Receivable] and other related Purchaser Assets, after deduction of the expenses of such sale incurred in connection therewith, shall be deposited in the Collection Account by the Seller no later than the day before the next Payment Date.

(d)          In the event that a [Loan] [Receivable] was originated by a business unit or equipment financing platform that the related Original Seller [or, in the case of any SUBI Receivable, the Titling Trust] wishes to exit, financed under a vendor program that is terminated in the ordinary course by the related Original Seller [or the Titling Trust, as applicable], or is part of an Obligor relationship that the related Original Seller [or, in the case such Receivable is a SUBI Receivable, the Titling Trust] elects to reduce or exit for risk exposure reasons in accordance with its credit and collection policies, the Purchaser shall be entitled to sell such [Loan] [Receivable] and other related Purchaser Assets [or, in the case that such Receivable is a SUBI Receivable, the beneficial interest in such SUBI Receivable and other related Purchaser Assets] to a third-party for a cash price equal to the greater of (x) the Purchase Amount and (y) the fair market value of the [Loan] [Receivable]. The proceeds of any sale of such [Loan] [Receivable] [or in the case of any SUBI Receivable, the sale of the beneficial interest in such SUBI Receivable] and other related Purchaser Assets, after deduction of the expenses of such sale incurred in connection therewith, shall be deposited in the Collection Account by the Purchaser no later than the day before the next Payment Date.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1           Conditions to Sale. The sale hereunder shall be subject to satisfaction of each of the following conditions precedent (any one or more of which, except clause (e) below, may be waived in writing by the Purchaser) as of the Closing Date:

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(a)          This Agreement or counterparts hereof shall have been duly executed by, and delivered to, the Seller and the Purchaser, and the Purchaser shall have received such documents, instruments, agreements and legal opinions as the Purchaser shall reasonably request in connection with the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to the Purchaser.

(b)          The Purchaser shall have received satisfactory evidence that the Seller has obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(c)          The Seller shall be in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section 4.2(c), except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)          The representations and warranties of the Seller contained herein or in any other Related Document shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified by a materiality standard, such representation or warranty shall be true and correct) as of the Closing Date, both before and after giving effect to such sale, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement.

(e)          The Seller shall be in compliance, in all material respects, with each of its covenants and other agreements set forth herein.

(f)          The Seller shall have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to the Purchaser as the Purchaser may reasonably request.

The consummation by the Seller of the sale of Purchaser Assets on the Closing Date shall be deemed to constitute, as of the Closing Date, a representation and warranty by the Seller that the conditions in clauses (d), (e) and (f) of this Section 3.1 have been satisfied.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1           Representations and Warranties of the Seller. To induce the Purchaser to purchase the Purchaser Assets, the Seller makes the following representations and warranties to the Purchaser, as of the Closing Date, each and all of which shall survive the execution and delivery of this Agreement.

(a)          Valid Existence; Power and Authority. The Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (ii)  has all requisite power, authority and licenses to

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conduct its business, to own its properties and to execute, deliver and perform its obligations under this Agreement.

(b)          UCC Information. The true legal name of the Seller as registered in the jurisdiction of its organization, and the current location of the Seller’s jurisdiction of organization are set forth in Schedule 4.1(b) and such location has not changed within the past twelve (12) months. During the prior five (5) years [or, if a Seller was organized for less than five (5) years prior to the Closing Date, since such Seller’s organization], except as set forth in Schedule 4.1(b), the Seller has not been known as or used any limited liability company, fictitious or trade name. In addition, Schedule 4.1(b) lists the Seller’s (i) federal employer identification number and (ii) organizational identification number as designated by the jurisdiction of its organization.

(c)          Authorization, Compliance with Law. The execution, delivery and performance by the Seller of this Agreement and the other Related Documents to which it is a party and the creation and perfection of all Liens and ownership interests provided for herein: (i) have been duly authorized by all necessary action, and (ii) do not violate any provision of any law or regulation of any Governmental Authority, or contractual or other restrictions, binding on the Seller, except where such violations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)          Enforceability. On or prior to the Closing Date, each of the Related Documents to which the Seller is a party shall have been duly executed and delivered by the Seller and each such Related Document shall then constitute a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, receivership, conservatorship, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(e)          Solvency. The Seller is Solvent.

(f)          Use of Proceeds. No proceeds received by the Seller under this Agreement will be used by it for any purpose that violates Regulation U of the Federal Reserve Board.

(g)          Investment Company Act. The Seller is not an “investment company” or “controlled by” an “investment company,” as such terms are defined in the Investment Company Act.

(h)          [Loans] [Receivables] and Other Purchaser Assets. With respect to each [Loan] [Receivable] and the other Purchaser Assets sold by the Seller on the Closing Date [and included in the Series 201[●]-[●] SUBI], the Seller represents and warrants that (i) such [Loan] [Receivable] satisfies the criteria for an Eligible [Loan] [Receivable] as of the Cut-off Date; and (ii) immediately prior to its sale to the Purchaser, such Purchaser Assets were owned by the Seller [or in the case of Purchaser SUBI Assets, by the Titling Trust and beneficially owned by the Seller, in each case,] free and clear of any Adverse Claim, and the Seller has had at all relevant times the full right, power and

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authority to sell, contribute, assign, transfer and pledge its interest therein as contemplated under this Agreement and, upon such sale, the Purchaser will acquire valid and properly perfected title to, and the sole record in all Purchaser Assets [and beneficial ownership interest in the SUBI Receivables and the related Equipment], free and clear of any Adverse Claim, and the Liens granted to the Purchaser by the Seller pursuant to Section 2.2 will at all times be fully perfected first priority Liens in and to such [Loans] [Receivables] [or, in the case of SUBI Receivables, the Series 201[●]-[●] SUBI] and, in addition, following such sale, such [Loan] [Receivable] will not be subject to any Adverse Claim as a result of any action or inaction on the part of the Seller (or any predecessor in interest).

The representations and warranties described in this Section 4.1 shall survive the sale of the Purchaser Assets to the Purchaser, any subsequent assignment or sale of the Purchaser Assets by the Purchaser, and the termination of this Agreement and the other Related Documents and shall continue until the payment in full of all Purchaser Assets.

Section 4.2           Affirmative Covenants of the Seller. The Seller covenants and agrees that, unless otherwise consented to by the Purchaser, from and after the Closing Date until the earlier of the Class C Maturity Date or the Redemption Date:

(a)          Records. The Seller shall at its own cost and expense, for not less than three (3) years from the date on which each [Loan] [Receivable] was originated, or for such longer period as may be required by law, maintain adequate Records with respect to such [Loan] [Receivable], including records of all payments received, credits granted and merchandise returned with respect thereto.

(b)          Access. At any reasonable time, and from time to time at the Purchaser’s reasonable request, and upon at least seven (7) days prior notice to the Seller, the Seller shall permit the Purchaser (or such Person as the Purchaser may designate), at the expense of the Purchaser (or such Person as the Purchaser may designate), to conduct audits or visit and inspect any of the properties of the Seller to examine the records, internal controls and procedures maintained by the Seller with respect to the Purchaser Assets and take copies and extracts therefrom, and to discuss the Seller’s affairs with its officers, employees and, upon notice to the Seller, independent accountants. The Seller shall authorize such officers, employees and independent accountants to discuss with the Purchaser (or such Person as the Purchaser may designate) the affairs of the Seller as such affairs relate to the Purchaser Assets. Any audit provided for herein shall be conducted in accordance with the Seller’s rules respecting safety and security on its premises and without materially disrupting operations. If an Event of Default shall have occurred and be continuing, the Seller shall provide such access at all times and without advance notice and shall provide the Purchaser (or such Person as the Purchaser may designate) with access to its suppliers and customers.

(c)          Compliance With Agreements and Applicable Laws. The Seller shall comply with all federal, state and local laws and regulations applicable to it and the Purchaser Assets, including those relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing and

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taxation, except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)          Maintenance of Existence and Conduct of Business. The Seller shall preserve and maintain its legal existence, rights, franchise and privileges in the jurisdiction of its formation.

(e)          Notice of Material Event. The Seller shall promptly inform the Purchaser in writing of the occurrence of any of the following, in each case setting forth the details thereof and what action, if any, the Seller proposes to take with respect thereto:

(i)	any Litigation commenced or, to the knowledge of the Seller, threatened against the Seller or with respect to or in connection with all or any substantial portion of the Purchaser Assets or developments in such Litigation in each case that the Seller believes has a reasonable risk of being determined adversely to the Seller and that could, if determined adversely, have a Material Adverse Effect on the Seller or the Purchaser; or

(ii)	the commencement of a case or proceeding by or against the Seller seeking a decree or order in respect of the Seller (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Seller or for any substantial part of Seller’s assets, or (C) ordering the winding-up or liquidation of the affairs of the Seller.

(f)          Separate Identity. The Seller shall, to the extent applicable to it, act in a manner that is consistent with the statements set forth in Exhibit 4.2(f).

(g)          Deposit of Collections. The Seller shall transfer and cause its Subsidiaries to transfer to the Purchaser or the Servicer on its behalf all Collections it may receive in respect of Purchaser Assets, promptly, and in any event within two (2) Business Days following any such Collections Date of Processing.

Section 4.3           Negative Covenants of the Seller. The Seller covenants and agrees that, without the prior written consent of the Purchaser, from and after the Closing Date and until the earlier of the Redemption Date or the Class C Maturity Date:

(a)          Adverse Claims. The Seller shall not create, incur, assume or permit to exist any Adverse Claim on or with respect to any Purchaser Assets.

(b)          UCC Matters. The Seller shall not change its state of formation or its name, identity or limited liability company structure such that any financing statement filed to perfect the Purchaser’s interests under this Agreement would become seriously misleading, unless the Seller shall have given the Purchaser not less than thirty (30) days’ prior written notice of such change.

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(c)          No Proceedings. From the Closing Date and until the date one (1) year plus one (1) day following the date on which all amounts due with respect to the Notes have been paid in full in cash, Seller shall not, directly or indirectly, institute or cause to be instituted against the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit the Seller’s right to pursue any other creditor rights or remedies that the Seller may have under applicable law.

(d)          Consolidations, Mergers and Sales of Assets. The Seller shall not (i) consolidate or merge with or into any other Person unless the Seller is the entity surviving such merger or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person, expect in connection with any subsequent securitization.

Section 4.4           Perfection Representations and Warranties. The parties hereto agree that the representations, warranties and covenants set forth in Schedule 4.4 shall be a part of this Agreement for all purposes.

ARTICLE V

INDEMNIFICATION

Section 5.1           Indemnification. Without limiting any other rights that the Purchaser or any of its Stockholders, officers, directors, employees, attorneys, agents or representatives (each, a “Purchaser Indemnified Person”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify and hold harmless each Purchaser Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Purchaser Indemnified Person to the extent arising from or related to the failure of a [Loan] [Receivable] to be originated in compliance with all requirements of law; provided, that the Seller shall not be liable for any indemnification to a Purchaser Indemnified Person to the extent that any such Indemnified Amounts result from (a) such Purchaser Indemnified Person’s bad faith, negligence or willful misconduct, (b) recourse for uncollectible [Loans] [Receivables], or (c) any income tax or franchise tax incurred by any Purchaser Indemnified Person, except to the extent that the incurrence of any such tax results from a breach of or default by the Seller under this Agreement.

NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

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ARTICLE VI

CLEAN-UP CALL

Section 6.1           Clean-up Call. As of the first day of any Collection Period immediately preceding a Payment Date as of which the [Pool Balance] [Aggregate Receivable Value] is 10% or less of the [Pool Balance] [Aggregate Receivable Value] as of the Cut-off Date, the Seller shall have the option to purchase all of the Collateral, other than the Trust Accounts. To exercise such option, the Seller shall pay to the Servicer, on behalf of the Issuer, and the Servicer shall deposit in the Collection Account an amount equal to the aggregate Purchase Amount for the [Loans] [Receivables and the related Equipment] plus the appraised value of any such other property held by the Purchaser, such value to be determined by an appraiser mutually agreed upon by the Seller and the Purchaser, shall succeed to all interests in, to and under the Collateral, other than the Trust Accounts.

ARTICLE VII

MISCELLANEOUS

Section 7.1           Notices. All notices to be given in connection with this Agreement shall be in writing, shall be addressed to the intended recipient at its address set forth in this Section 7.1 (unless and until a different address may be specified in a written notice to the other party), and shall be deemed given on the earlier to occur of (i) the date of actual receipt, (ii) the date that delivery is expressly refused by the intended recipient or (iii) if the notifying party has not been able to locate the intended recipient for delivery of notice, either by hand delivery, overnight courier, certified mail or other method that provides reasonable proof of delivery or refusal thereof, the fourth (4th) Business Day after being sent by registered or certified mail to the address for delivery as provided for in this Section 7.1.

If to Seller:

GECB Equipment Funding, LLC
6510 Millrock Drive

Suite 200

Salt Lake City, UT 84121
Attention: [Capital Markets Operations]
Telephone: (801) 733-2820
Facsimile: [(203) 749-4054]

If to Purchaser:

[●]
[●]
[●]
Attention: [●]
Telephone: [●]
Facsimile: [●]

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Section 7.2           No Waiver; Remedies.

(a)          Either party’s failure, at any time or times, to require strict performance by the other party hereto of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance herewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements, warranties, covenants and representations of either party contained in this Agreement, and no breach or default by either party hereunder, shall be deemed to have been suspended or waived by the other party hereto unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of such party and directed to the defaulting party specifying such suspension or waiver.

(b)          Upon discovery by the Seller or the Purchaser of any breach of any representation, warranty, undertaking or covenant made by such party and described in Sections 4.1, 4.2 or 4.3, which breach is reasonably likely to have a Material Adverse Effect on the applicable Purchaser Assets, the party discovering the same shall give prompt written notice thereof to the other party hereto. As liquidated damages, the Purchaser shall, on the Transfer Date relating to the Collection Period during which the breach is discovered, request the Seller to, and the Seller shall pay to, or at the direction of, the Purchaser the Purchase Amount for the applicable Purchaser Assets (measured at the end of the Collection Period during which such breach is discovered) [, and, in the case the applicable Purchaser Assets are Purchaser SUBI Assets, the SUBI Seller shall cause the Titling Trust to reallocate those Purchaser SUBI Assets, the related SUBI Receivables and the related Equipment from the Series 201[●]-[●] SUBI to the UTI]. Upon such payment, all rights, title and interest of the Purchaser in and to such Purchaser Assets will be deemed to be automatically released without the necessity of any further action by the Purchaser, the Seller or any other party and such Purchaser Assets will become the property of the Seller.

(c)          Each party’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that such party may have under any other agreement, including the other Related Documents, by operation of law or otherwise.

Section 7.3           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Seller and the Purchaser and their respective successors and permitted assigns, except as otherwise provided herein. The Seller may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the Purchaser. Any such purported assignment, transfer, hypothecation or other conveyance by the Seller without the prior express written consent of the Purchaser shall be void. The Seller acknowledges that under the Indenture the Purchaser will assign its rights granted hereunder to the Indenture Trustee, and upon such assignment, the Indenture Trustee shall have, to the extent of such assignment, all rights of the Purchaser hereunder and the Indenture Trustee may in turn transfer such rights. The terms and provisions of this Agreement

12	Receivables Purchase and Sale Agreement

are for the purpose of defining the relative rights and obligations of the Seller and the Purchaser with respect to the transactions contemplated hereby and no Person shall be a third-party beneficiary of any of the terms and provisions of this Agreement.

Section 7.4           Termination; Survival of Obligations.

(a)          This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the earlier of (i) the Class C Maturity Date or (ii) the Redemption Date.

(b)          Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by the Purchaser under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Seller or the rights of the Purchaser relating to any unpaid portion of any and all recourse and indemnity obligations of the Seller to the Purchaser, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the earlier to occur of the Class C Maturity Date or the Redemption Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Seller, and all rights of the Purchaser hereunder shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the earlier of (i) the Class C Maturity Date or (ii) the Redemption Date; provided, that the rights and remedies pursuant to Section 7.2(b), the indemnification and payment provisions of Article V, and the provisions of Sections 4.3(d), 7.3, 7.4(b) and 7.12 shall be continuing and shall survive any termination of this Agreement.

Section 7.5           Complete Agreement; Modification of Agreement. This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 7.6.

Section 7.6           Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto. No consent or demand in any case shall, in itself, entitle any party to any other consent or further notice or demand in similar or other circumstances.

Section 7.7           GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)          THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO

13	Receivables Purchase and Sale Agreement

THE CONFLICT OF LAWS PROVISIONS THEREOF EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATION LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)          EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE PURCHASER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE PURCHASER ASSETS OR ANY SECURITY FOR THE OBLIGATIONS OF THE SELLER ARISING HEREUNDER OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE PURCHASER. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 7.1 AND THAT SERVICE SO MADE SHALL BE COMPLETED UPON SUCH PARTY’S ACTUAL RECEIPT THEREOF. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

14	Receivables Purchase and Sale Agreement

(c)          BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.8           Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 7.9           Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 7.10         Section Titles. The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 7.11         No Setoff. The Seller’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right the Seller might have against the Purchaser, all of which rights are hereby expressly waived by the Seller.

Section 7.12         Confidentiality. Notwithstanding anything herein to the contrary, there is no restriction (express or implied) on any disclosure or dissemination of the structure or tax aspects of the transaction contemplated by the Related Documents. Furthermore, each party hereto acknowledges that it has no proprietary rights to any tax matter or tax idea contemplated hereby or to any element of the transaction structure contemplated hereby.

Section 7.13         Further Assurances. (a) The Seller shall, at its sole cost and expense, upon request of the Purchaser, promptly and duly authorize, execute and/or deliver, as applicable, any and all further instruments and documents and take such further actions that may be necessary or desirable or that the Purchaser may request to carry out more effectively the provisions and purposes of this Agreement or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including authorizing the filing of any financing or continuation statements under the UCC with respect to the ownership interests or Liens granted hereunder. The Seller hereby authorizes the Purchaser to file any such financing or continuation

15	Receivables Purchase and Sale Agreement

statements without the signature of the Seller to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Purchaser Assets or any part thereof shall be sufficient as a notice or financing statement where permitted by law. If any amount payable under or in connection with any of the Purchaser Assets is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to the Purchaser immediately upon the Seller’s receipt thereof and promptly delivered to or at the direction of the Purchaser.

(b)          If the Seller fails to perform any agreement or obligation under this Section 7.13, the Purchaser may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Purchaser incurred in connection therewith shall be payable by the Seller upon demand of the Purchaser.

Section 7.14         Accounting Changes. If any Accounting Changes occur and such changes result in a change in the standards or terms used herein, then the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties hereto agree upon the required amendments to this Agreement, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained herein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all standards and terms used herein shall be prepared, delivered and used without regard to the underlying Accounting Change.

Section 7.15         Release of Claims. The Purchaser agrees to release and waive all claims against or with respect to any assets owned by the Titling Trust other than, the SUBI Receivables and the related Equipment, and in the event that such release is not given effect, to fully subordinate all claims it may be deemed to have against such released assets.

[Signatures Follow]

16	Receivables Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties have caused this RECEIVABLES PURCHASE AND SALE AGREEMENT to be executed by their respective duly authorized representatives, as of the date first above written.

GECB Equipment Funding, LLC

By:
Name:
Title:

[●]

By:	GECB Equipment Funding, LLC,
its Managing Member

By:
Name:
Title:

S-1	Receivables Purchase and Sale Agreement

Schedule 4.1(b)

UCC INFORMATION

GECB Equipment Funding, LLC

True Legal Name:	GECB Equipment Funding, LLC

Jurisdiction of Organization:	Delaware

Executive Offices/Principal Place of Business:	6510 Millrock Drive Suite 200 Salt Lake City, UT 84121

Collateral Locations:	[●] [●] [●]

Trade Names:	[N/A]

FEIN:	46-1405572

Organizational Identification Number:	121237544

Sch. 4.1(b)-1	Receivables Purchase and Sale Agreement

Schedule 4.4

PERFECTION REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in the Purchase and Sale Agreement, to induce the Purchaser to enter into the Purchase and Sale Agreement, the Seller hereby represents, warrants, and covenants to Purchaser as follows, on the Closing Date:

General

1.          The Purchase and Sale Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Purchaser, which security interest is prior to all other Liens, and is enforceable as such as against creditors of and purchasers from the Seller.

2.          Certain Purchaser Assets constitute “accounts,” “general intangibles,” “instruments,” or “tangible chattel paper,” within the meaning of the UCC as in effect in the State of New York.

3.          The Seller has taken all steps necessary to perfect its security interest in the property securing the [Loans] [Receivables] that constitute chattel paper in favor of the Purchaser.

Creation

4.          The Seller owns and has good and marketable title to the Purchaser Assets free and clear of any Lien, claim or encumbrance of any Person, excepting only liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the Lien attaches is not impaired during the pendency of such proceeding.

Perfection

5.          The Seller has caused or will have caused, within ten (10) days after the effective date of the Purchase and Sale Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Purchaser Assets from Seller to the Purchaser, and the security interest in the Purchaser Assets granted to the Purchaser hereunder and all financing statements referred to in this paragraph contain a statement that: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Purchaser.”.

6.          With respect to Purchaser Assets that constitute an instrument or tangible chattel paper, either:

Sch. 4.4(b)-1	Receivables Purchase and Sale Agreement

(a)          Such instruments or tangible chattel paper are in the possession of a custodian and the Purchaser has received a written acknowledgment from the custodian that the custodian is holding such instruments or tangible chattel paper to effect the Purchaser’s security interest therein; or

(b)          A custodian received possession of such instruments or tangible chattel paper after the Purchaser received a written acknowledgment from such custodian that such custodian is acting to effect the Purchaser’s security interest therein.

Priority

7.          Other than the transfer of the Purchaser Assets to the Seller under the Receivables Sale Agreement, the security interest granted to the Purchaser pursuant to the Purchase and Sale Agreement and the security interest granted to the Indenture Trustee pursuant to the Indenture, neither the Seller nor the Purchaser has pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Purchaser Assets. Neither the Seller nor the Purchaser has authorized the filing of, or is aware of any financing statements against the Seller or the Purchaser that include a description of collateral covering any Purchaser Assets other than any financing statement relating to the security interest granted to the Purchaser hereunder or to the Indenture Trustee under the Indenture or that has been terminated.

8.          Survival of Perfection Representations. Notwithstanding any other provision of the Purchase and Sale Agreement or any other Related Document, the Perfection Representations contained in this Schedule 4.4 shall be continuing, and remain in full force and effect and shall continue until the payment in full of all Purchaser Assets.

10.         No Waiver. The parties to the Purchase and Sale Agreement: (i) shall not, unless the Rating Agency Condition shall have been satisfied, waive any of the Perfection Representations; (ii) shall provide the Ratings Agencies with prompt written notice of any breach of the Perfection Representations, and (iii) shall not, unless the Rating Agency Condition shall have been satisfied (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the Perfection Representations.

11.         Seller to Maintain Perfection and Priority. The Seller covenants that, in order to evidence the interests of the Seller and the Purchaser under the Purchase and Sale Agreement, the Seller shall execute and deliver such instruments (other than effecting a Filing (as defined below), unless such Filing is effected in accordance with this paragraph) as may be necessary or advisable (including, without limitation, such actions as are requested by the Purchaser) to maintain and perfect, as a first priority interest, the Purchaser’s security interest in the Purchaser Assets. The Seller shall within the time limits established by law, prepare and present to the Purchaser for the Purchaser to authorize (based in reliance on the Opinion of Counsel hereinafter provided for) the Servicer to file all financing statements, amendments, continuations, initial financing statements in lieu of a continuation statement, terminations, partial terminations, releases or partial releases, or any other filings necessary or advisable to continue, maintain and perfect the Purchaser’s security interest in the Purchaser Assets as a first-priority interest (each a “Filing”). The Seller shall present each such Filing to the Purchaser together with (x) an Opinion of Counsel to the effect that such Filing is (i) consistent with grant of the security interest to the

Sch. 4.4(b)-2	Receivables Purchase and Sale Agreement

Purchaser pursuant to the Granting Clause of the Purchase and Sale Agreement, (ii) satisfies all requirements and conditions to such Filing in the Purchase and Sale Agreement and (iii) satisfies the requirements for a Filing of such type under the Uniform Commercial Code in the applicable jurisdiction (or if the Uniform Commercial Code does not apply, the applicable statute governing the perfection of security interests), and (y) a form of authorization for the Seller’s signature authorizing the Servicer to effect such Filing under the Uniform Commercial Code without the signature of the Seller where allowed by applicable law.

Sch. 4.4(b)-3	Receivables Purchase and Sale Agreement

Schedule I

Schedule of Purchaser [Loans] [Receivables]

[On file with Mayer Brown LLP]

Sch. I-1	Receivables Purchase and Sale Agreement

Exhibit 4.2(f)

SEPARATE IDENTITY PROVISIONS

The Purchaser and the Seller have and will continue (in each case, to the extent within its control) to maintain the Purchaser’s separate existence and identity and have and will continue to take all steps necessary to make it apparent to third parties that the Purchaser is an entity with assets and liabilities distinct from those of the Seller or any other Subsidiary or Affiliate of the Seller. In addition to the foregoing, such steps and indicia of the Purchaser’s separate identity include the following:

(a)          The Purchaser does and will maintain its own stationery and other business forms separate from those of any other Person (including the Seller), and will conduct business in its own name except that certain Persons may act on behalf of the Purchaser as agents;

(b)          The Purchaser maintains and will maintain separate office space of its own as part of its operations, although such space is in a building shared with GE Capital. The corporate records, the other books and records, and the other assets of the Purchaser are and will be segregated from the property of the Seller;

(c)          [GE Capital Bank will issue consolidated financial statements, which include the Seller, the Purchaser and other Subsidiaries thereof. Consequently GE Capital Bank’s financial statements also will show Purchaser Assets that have been sold by the Seller to the Purchaser as assets of GE Capital Bank and its consolidated Subsidiaries. The Seller, GECCI and the Purchaser will take certain actions to disclose publicly the Purchaser’s separate existence and the transactions contemplated hereby, including through the filing of the UCC Financing Statements. None of the Seller, GECCI, GE Capital Bank or the Purchaser has concealed or will conceal from any interested party any transfers contemplated by the Related Documents];

(d)          The Purchaser will not have its own employees, and, as indicated, the Purchaser’s business relating to the Purchaser Assets may be conducted through agents. However, any allocations of direct, indirect or overhead expenses for items shared between the Purchaser or GE Capital Bank that are not included as part of the Servicing Fee are and will be made among such entities to the extent practical on the basis of actual use or value of services rendered and otherwise on a basis reasonably related to actual use or the value of services rendered;

(e)          Except as provided in paragraph (d) above regarding the allocation of certain shared overhead items, the Purchaser does and will pay its own operating expenses and liabilities from its own funds, except GE Capital Bank did and will pay all expenses of the Purchaser incurred in connection with the transactions entered into pursuant to the Related Documents, including those related to the Purchaser’s organization;

(f)          Each of the Seller and the Purchaser does and will maintain its assets and liabilities in such a manner that it is not costly or difficult to segregate, ascertain or otherwise identify the Purchaser’s individual assets and liabilities from those of the Seller or from those of any other Person or entity, including any other Subsidiary or Affiliate of the Seller. Except as set forth below, the Purchaser does and will maintain its own books of account and limited liability company records separate from the Seller or any other Subsidiary or Affiliate of the Seller.

Exh. 4.2(f)- 1	Receivables Purchase and Sale Agreement

Monetary transactions, including those with each other, are and will continue to be properly reflected in their respective financial records. The Purchaser does not and will not commingle or pool its funds or other assets or liabilities with those of the Seller or any other Subsidiary or Affiliate of the Seller except as specifically provided in the Related Documents with respect to the temporary commingling of Collections and with respect to GE Capital Bank’s retention, in its capacity as Servicer of the [Loans] [Receivables and the related Equipment], of the books and records pertaining to the Purchaser Assets. However, GE Capital Bank will not generally make the books and records relating to the Purchaser Assets available to any of creditors or other interested Persons of the Purchaser or the Seller. The Purchaser does not and will not maintain joint bank accounts or other depository accounts to which the Seller or any other Subsidiary or Affiliate of the Seller or GE Capital Bank (other than in GE Capital Bank’s capacity as Servicer) has independent access;

(g)          The Purchaser and the Seller will strictly observe limited liability company formalities. Specifically, no transfer of assets between the Seller, on the one hand and the Purchaser, on the other, will be made without adherence to limited liability company formalities;

(h)          The transactions between the Purchaser, on the one hand and the Seller, GECCI or GE Capital Bank, on the other, including the terms governing any servicer advances and the amount and payment of the Servicing Fee, are on terms and conditions that are consistent with those of arm’s-length relationships. The Seller is not or will not be, nor it holds or will hold itself out to be, responsible for the debts of the Purchaser, except as provided in the representations made to the Purchaser relating to the Purchaser Assets. The Purchaser will not guarantee the debts of the Seller, GECCI or GE Capital Bank;

(i)          All distributions made by the Purchaser to the Seller as its sole member shall be in accordance with applicable law;

(j)          Any other transactions between the Purchaser, on the one hand, and the Seller, GECCI or GE Capital Bank on the other, permitted by (although not expressly provided for in) the Related Documents have been and will be fair and equitable to each of the parties, have been and will be the type of transaction that would be entered into by a prudent Person or entity, and have been and will be on terms that are at least as favorable as may be obtained from a third party Person;

(k)          The Purchaser is not named and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the assets of the Seller; and

(l)          On balance, the Purchaser has been and will be held out to the public as a separate entity apart from each of the Seller, GECCI and GE Capital Bank.

Exh. 4.2(f)- 2	Receivables Purchase and Sale Agreement

ANNEX A

to

RECEIVABLES PURCHASE AND SALE AGREEMENT

dated as of

[●] [●], 201[●]

Annex A to Receivables Purchase and Sale Agreement

DEFINITIONS AND INTERPRETATION

SECTION 1.          Definitions and Conventions. Capitalized terms used in the Purchase and Sale Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Accounting Changes” means, with respect to any Person, an adoption of GAAP different from such principles previously used for reporting purposes by such Person as defined in the Accounting Principles Board Opinion Number 20.

“Administration Agreement” means the Administration Agreement, dated as of [●] [●], 201[●], by and between the Administrator and the Issuer.

“Administrator” means GE Capital Bank, in its capacity as Administrator under the Administration Agreement, or any other Person designated as a successor administrator.

“Adverse Claim” means any claim of ownership or any Lien, other than any ownership interest or Lien created under the Receivables Sale Agreement or the Purchase and Sale Agreement, any Lien created under the Indenture or any Permitted Encumbrances.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by, or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

[“Aggregate Receivable Value” means the sum of (i) the Loan Value of all the Loans and (ii) the Lease Value of all the Leases.]

[“Annual Percentage Rate” or “APR” of a Loan means, the interest rate or annual rate of finance charges stated in or, if not explicitly stated, the implicit finance charges used by the Servicer to determine periodic payments with respect to the related Loan.]

“Appendices” means, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

[“Book Residual Value” means, for the Equipment related to a Receivable arising out of a Lease that is not a Defaulted Receivable, the expected future value of that Equipment at the end of the related Lease term, as determined at the time of origination by the applicable Original Seller in accordance with its typical practices and policies.]

A-1	Annex A to Receivables Purchase and Sale Agreement

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of Connecticut.

“Class C Maturity Date” is defined in the Indenture.

“Closing Date” means [●] [●], 201[●].

[“Code Collateral” means any property a security interest in which may be perfected by filing of a financing statement under the applicable UCC.]

“Collateral” is defined in the Indenture.

“Collection Account” is the account designated as such, established and owned by the Issuer.

“Collection Period” means, for any Original Seller and with respect to any Payment Date, such Original Seller’s fiscal month preceding the fiscal month in which the Payment Date occurs (or, if for the first Payment Date, the period from and including the day after the Cut-off Date to and including the last day of the fiscal month preceding the fiscal month in which the first Payment Date occurs).

“Collections” means for any Payment Date the sum (without duplication) of (A) all amounts, whether in the form of cash, checks, drafts, or other instruments, received during the related Collection Period in payment or prepayment of, or applied to, any amount owed by an Obligor on account of the related Purchaser Asset [and, in the case of any Purchaser SUBI Asset, on account of any asset included in the Series 201[●]-[●] SUBI, in each case] during the related Collection Period, including all amounts received on account of such Purchaser Asset [and any asset included in the Series 201[●]-[●] SUBI] (including interest) and all other fees and charges (other than amounts attributable to maintenance, taxes and similar charges)[, (B) all proceeds from the sale, re-lease, continued use or other disposition of such Purchaser Assets, the related Equipment, the Related Security [and all or a portion of any other Purchaser SUBI Assets] (other than the sale to Seller under the Receivables Sale Agreement and the sale to the Issuer under the Purchase and Sale Agreement or any proceeds due to any Obligor pursuant to a terminal rent adjustment clause in the related Lease), and] [(B)] [(C)] any Recoveries received during the related Collection Period.

[“Consolidated Subservicing Agreement” means the Service Agreement as supplemented by the supplement, dated as of [●] [●], 20[●], by and between the Servicer and GE Capital, as Sub-Servicer.]

“Consumer Contract” is defined in the Receivables Sale Agreement.

“Contract” means any arrangement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any [Loan] [Receivable].

“Credit and Collection Policies” or “Credit and Collection Policy” means the policies, practices and procedures adopted by the Issuer on the Closing Date, including the policies and procedures for determining the creditworthiness of Obligors and the extension of credit to

A-2	Annex A to Receivables Purchase and Sale Agreement

Obligors, or relating to the maintenance of such types of [loans] [receivables and the related equipment] and collections on such types of [receivables and the related equipment].

“Cut-off Date” means [●] [●], 201[●].

“Date of Processing” means, with respect to any Collections, the day on which such Collections are first recorded in the Servicer’s computer file in respect of any [Loan] [or] [Lease] (without regard to the effective date of recordation).

“Deemed Collateral” is defined in Section 2.2(a)(i) of this Agreement.

“Deemed Loan” is defined in Section 2.2(a) of this Agreement.

“Defaulted [Loan] [Receivable]” means a [Loan] [Receivable] which has not been repurchased pursuant to Section 7.2 of the Purchase and Sale Agreement and with respect to which (i) the Servicer on behalf of the Purchaser has repossessed the Equipment [securing] [related to] such [Loan] [Receivable] or (ii) all or any portion of the Loan Value [or the Lease Value, as applicable,] is deemed uncollectible in accordance with the Credit and Collection Policy.

“Delinquent Receivable” means any Receivable that is more than 60 days past due.

“Eligible [Loan] [Receivable]” means as to each [Loan] [Receivable] as of the Cut-off Date:

(i)          Characteristics of [Loans] [Receivables]. Each [Loan] [Receivable]: (A) was either originated in the United States of America by GECCI [,] [or] any Affiliate of GECCI [or the Titling Trust], as applicable, in connection with the financing or lease of Equipment in the ordinary course of business of GECCI [,] [or] such Affiliate [or the Titling Trust], as applicable, or acquired by GECCI [,] [or] such Affiliate [or the Titling Trust], as applicable, in the ordinary course of its business, and, in each case, was fully and properly executed by the parties thereto, (B) has created a valid, subsisting and enforceable first priority security interest (except to the extent the Equipment secures any [loan] [receivable] that is cross-collateralized with such [Loan] [Receivable]) in the Equipment in favor of GECCI [,] [or] an Affiliate of GECCI [or the Titling Trust], as applicable, that, as of the Closing Date, has been assigned by GECCI [,] [or] any Affiliate [or the Titling Trust], as applicable, to Seller and by Seller to Purchaser, and (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security.

(ii)         Schedules of [Loans] [Receivables]. The information set forth on Schedule I, Schedule II, Schedule III and Schedule IV of the Receivables Sale Agreement [and the information set forth on Annex A to the Series 201[●]-[●] SUBI] is true and correct in all material respects as of the opening of business on the Cut-off Date and no selection procedures believed by the Seller to be adverse to the interests of the Purchaser were utilized in selecting the [Loans] [Receivables]. The computer tape regarding the [Loans] [Receivables] made available to Purchaser and its assigns is true and correct in all material respects.

A-3	Annex A to Receivables Purchase and Sale Agreement

(iii)        Compliance with Law. Each [Loan] [Receivable] and the sale or lease of the related Equipment complied in all material respects at the time it was originated or made and at the execution of this Agreement with all requirements of applicable federal, state and local laws and regulations thereunder.

(iv)        Binding Obligation. Each [Loan] [Receivable] represents the genuine, legal, valid and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms.

(v)         No Government Obligor. None of the [Loans] [Receivables] is due from the United States of America or any State or from any agency, department or instrumentality of the United States of America or any State.

(vi)        Security Interest in the Equipment. Immediately prior to the sale, assignment and transfer thereof, each [Loan] [Receivable] shall be secured by a validly perfected first priority security interest (as defined in Section 1-201(37) of the UCC) in the Equipment (except to the extent the Equipment secures any [loan] [receivable] that is cross-collateralized with such [Loan] [Receivable]) in favor of the applicable Original Seller [or, in the case the Equipment is included in the Series 201[●]-[●] SUBI, the Titling Trust Collateral Agent] as secured party or all necessary and appropriate actions have been commenced that would result in the valid perfection of a first priority security interest in the Equipment in favor of the Seller [or the Titling Trust Collateral Agent, as applicable] as secured party.

(vii)       [Loans] [Receivables] in Force. No [Loan] [Receivable], as of the Cut-off Date, has been satisfied, subordinated or rescinded, nor has any Equipment been released from the Lien granted to secure the related [Loan] [Receivable] in whole or in part.

(viii)      No Amendment or Waiver. No provision of a [Loan] [Receivable], as of the Cut-off Date, has been waived, altered or modified in any respect, except pursuant to a document, instrument or writing included in the [Loan] [Receivable] Files and no such amendment, waiver, alteration or modification causes such [Loan] [Receivable] not to be an Eligible [Loan] [Receivable].

(ix)         No Defenses. No right of rescission, setoff, counterclaim or defense has been asserted or threatened or exists with respect to any [Loan] [Receivable].

(x)          Lawful Assignment. As of the Cut-off Date, no [Loan] [Receivable] has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such [Loan] [Receivable] [or any interest therein], including under the Receivable Sale Agreement, would be unlawful.

(xi)         All Filings Made. All UCC filings necessary in any jurisdiction to give Purchaser a first priority perfected ownership interest in any Purchaser Asset that is Code Collateral have been made (except to the extent the Equipment secures any receivable that is cross-collateralized with such Purchaser Asset).

(xii)        One Original. There is only one original executed copy of each Contract.

A-4	Annex A to Receivables Purchase and Sale Agreement

(xiii)       Insurance. The Obligor on each [Loan] [Receivable] is required to maintain physical damage insurance covering the Equipment in accordance with GE Capital Bank’s normal requirements.

(xiv)      No Bankruptcies. No Obligor on any [Loan] [Receivable] as of the Cut-off Date was noted in the related [Loan] [Receivable] File as being the subject of a bankruptcy proceeding.

(xv)       No Repossessions. None of the Equipment securing, or related to, any [Loan] [Receivable] is in repossession status.

(xvi)       Instrument or Chattel Paper. Each [Loan] [Receivable] constitutes an “instrument” or “chattel paper” as defined in the UCC of each State the law of which governs the perfection of the interest granted in it and/or the priority of such perfected interest.

(xvii)     U.S. Obligors. None of the [Loans] [Receivables] is denominated and payable in any currency other than United States Dollars or is due from any Person that does not have a mailing address in the United States of America.

(xviii)    No Delinquent [Loan] [Receivable]. None of the [Loans] [Receivables] is more than thirty (30) days past due.

(xix)       No Consumer Contract. None of the [Loans] [Receivables] constitutes a Consumer Contract.

(xx)        [Finance Lease. With respect to each [Receivable] that is in form of a finance lease, rather than a true lease or a secured loan, the terms of such [Receivable] provide that it is non-cancelable and that, by the end of the lease term, the lessee may elect to purchase the related Equipment upon the exercise of a nominal purchase option that satisfies Section 1-201(37)(a)(iv) of the UCC.]

“Equipment” means any transportation equipment[, industrial equipment, construction equipment, printing presses, maritime assets, furniture and fixtures, technology and telecommunications equipment] or other equipment, together with all accessions thereto securing an Obligor’s indebtedness under such respective Loan [or that is subject to a Lease].

“Event of Default” is defined in Section 5.1 of the Indenture.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Closing Date, modified by Accounting Changes as GAAP is further defined in Section 2(a) of this Annex A.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation or any successors or assigns thereto.

A-5	Annex A to Receivables Purchase and Sale Agreement

“GE Capital Bank” means GE Capital Bank (f/k/a/ GE Capital Financial Inc.), a Utah corporation or any successors or assigns thereto.

“GECCI” means GE Capital Commercial Inc., a Delaware corporation.

“Governmental Authority” means any nation or government, any state, county, city, town, district, board, bureau, office, commission, any other municipality or other political subdivision thereof (including any educational facility, utility or other Person operated thereby), and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Amounts” means, with respect to any Person, any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) arising from, as a result of or in connection with any suit, action, proceeding or claim against or involving such Person.

“Indenture” means the Indenture, dated [●] [●], 201[●], between the Purchaser and the Indenture Trustee, as the same may be amended and supplemented from time to time.

“Indenture Trustee” means [●], not in its individual capacity but solely as Indenture Trustee under the Indenture, or any successor Indenture Trustee under the Indenture.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of [●] [●], 201[●], among the Purchaser, GECCI, [●], [●] [and] [,] [●] [and the Titling Trust], as may be amended or supplemented from time to time.

“Investment Company Act” means the provisions of the Investment Company Act of 1940, 15 U.S.C. §§ 80a et seq., and any regulations promulgated thereunder.

“Issuer” means [●], a Delaware limited liability company, until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained in the Indenture and required by the Trust Indenture Act of 1939, each other obligor on the Notes.

“Issuer Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Purchaser, dated as of [●] [●], 201[●], among the Managing Member and the Issuer, as the same may be amended or supplemented from time to time.

[“Lease” means any lease included in the Schedule of Receivables [or in Annex A to the 201[●]-[●] SUBI].]

[“Lease Value” means, for any Lease that is not a Defaulted Receivable on any day (including the Cut-off Date), the sum of (i) the future Scheduled Payments discounted monthly at the individual rate of return of such Lease as determined by the applicable Original Seller, plus (ii) any past due Scheduled Payments reflected on the Servicer’s records, plus (iii) the present value of the Book Residual Value, discounted monthly at the implicit rate of return of the individual related Lease, as determined by the applicable Original Seller [or, in the case of the Original SUBI Seller, the Titling Trust]. Defaulted Receivables that are Leases shall be deemed to have a Lease Value equal to the outstanding Lease Value at the time it became a Defaulted

A-6	Annex A to Receivables Purchase and Sale Agreement

Receivable less the amount written-off as uncollectible in accordance with the Credit and Collection Policy.]

“Lien” means a security interest (as such term is defined in Section 1-201 of Article 1 of the UCC), lien, charge, pledge, equity or encumbrance of any kind, other than tax liens, mechanics’ liens and any liens that attach to the related [Loan] [Receivable] by operation of law as a result of any act or omission by the related Obligor.

“Litigation” means, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

[“Loan” means any loan included in Schedule of [Loans] [Receivables].]

[“Loan Files” is defined in Section 2.1 of the Purchase and Sale Agreement.]

[“Loan Value” means, for any Loan that is not a Defaulted [Loan] [Receivable] on any day (including the Cut-off Date) (A) with respect to Precomputed Loans, (i) the present value of the future Scheduled Payments discounted monthly at its APR plus (ii)  any past due Scheduled Payments reflected on the Servicer’s records plus (iii) the unamortized amounts of any purchase premiums minus (iv) the unamortized amounts of any purchase discounts, and (B) with respect to Simple Interest Loans, (i) the balance reflected on the Servicer’s records plus (ii) the unamortized amounts of any purchase premiums minus (iii) the unamortized amounts of any purchase discounts. Defaulted [Receivables that are] Loans shall be deemed to have a Loan Value equal to the outstanding Loan Value at the time it became a Defaulted [Loan] [Receivable], less the amount written off as uncollectible in accordance with the Credit and Collection Policy.]

“Managing Member” means GECB Equipment Funding, LLC, a Delaware limited liability company or any successor member under the Issuer Limited Liability Company Agreement.

“Managing Member Limited Liability Company Agreement” means the Limited Liability Company Agreement of the Seller, dated as of November 16, 2012, as the same may be amended and supplemented from time to time.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of such Person, (b) the ability of such Person to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of such Person under any Related Document or (d) the [Loan] [Receivable], the Contracts therefor, any interest related thereto or the ownership interests or Liens of such Person thereon or the priority of such interests or Liens in each case which affects the [Loan] [Receivable], the Contracts therefor, any interest related thereto or the ownership interests or Liens of such Person thereon or the priority of such interests or Liens taken as a whole.

A-7	Annex A to Receivables Purchase and Sale Agreement

[“Non-SUBI Receivables” means all the Loans and any Leases not specified on Annex A to the Series 201[●]-[●] SUBI.]

“Notes” means the notes issued under the Indenture.

“Obligor” means, as to each [Loan] [Receivable], any Person who owes payments under a Loan [or Lease].

“Option Price” is defined in Section 2.4(a) of the Purchase and Sale Agreement.

“Original Sellers” means GECCI, [●], [●] and [●], each in its capacity as a seller under the Receivables Sale Agreement, and their respective successors and assigns.

[“Original SUBI Seller” means GECCI, in its capacity as a seller under the Receivables Sale Agreement, and its successors and assigns.]

“Other Assets” is defined in Section 2.2(a)(ii)(A) of the Purchase and Sale Agreement.

[“Other SUBI” means any special unit of beneficial interest in the Titling Trust other than the Series 201[●]-[●] SUBI.]

“Payment Date” means, the [●] day of the calendar month or, if such day is not a Business Day, the next Business Day, commencing on [●] [●], 201[●]. Each Payment Date relates to the last Collection Period ending prior to such Payment Date.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Seller or any Affiliate thereof is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of the Seller or any Affiliate thereof; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $[100,000] at any one time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which the Seller or any Affiliate thereof is a party; (h) any attachment or judgment Lien not constituting an Event of Default; (i) presently existing or hereinafter created Liens in favor of the Purchaser or the Indenture Trustee; and (j) presently existing or hereinafter created Liens on personal property or Equipment which are subordinate to or pari passu with the Liens in favor of the Purchaser or the Indenture Trustee.

“Person” means any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

A-8	Annex A to Receivables Purchase and Sale Agreement

[“Pool Balance” means, with respect to the beginning of any fiscal month, the sum of the aggregate Loan Values of the Loans at the opening of business on the first day of such calendar month.]

[“Precomputed Loan” means any Loan under which the portion of a payment allocable to earned interest (which may be referred to in the related Loan as an add-on finance charge) and the portion allocable to principal are determined according to the sum of periodic balances, the sum of monthly payments or any equivalent method or are monthly actuarial loans.]

“Purchase Amount” means, as of the close of business on the last day of a Collection Period [(a) with respect to any Loan][, an amount equal to the Loan Value of the applicable Loan, as of the first day of the immediately following Collection Period (or, with respect to any applicable Loan that is a Defaulted [Loan] [Receivable], as of the day immediately prior to such Loan becoming a Defaulted [Loan] [Receivable]) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the APR for such Loan] [and (b)] [with respect to any Lease and its related Equipment, an amount equal to the Lease Value of the applicable Lease and its related Equipment, as of the first day of the immediately following Collection Period (or, with respect to any applicable Lease that is a Defaulted Receivable, as of the day immediately prior to such Lease becoming a Defaulted Receivable) plus interest accrued and unpaid thereon as of such last day at a rate per annum equal to the applicable discount rate for the related business unit originating such Lease].

“Purchase and Sale Agreement” means the Receivables Purchase and Sale Agreement, dated as of [●] [●], 201[●], by and between the Seller and the Purchaser, as the same may be amended or supplemented from time to time.

[“Purchase Option” is defined in Section 2.4(a) of the Purchase and Sale Agreement.]

[“Purchase Option Notice” is defined in Section 2.4(b) of the Purchase and Sale Agreement.]

“Purchaser” is defined in the preamble to the Purchase and Sale Agreement.

“Purchaser Assets” is defined in Section 2.1(a) of the Purchase and Sale Agreement.

“Purchaser Indemnified Person” is defined in Section 5.1 of the Purchase and Sale Agreement.

“Purchaser Purchase Price” is defined in Section 2.3 of the Purchase and Sale Agreement.

[“Purchaser SUBI Assets” is defined in Section 2.1(a) of the Purchase and Sale Agreement.]

“Rating Agency” means each of [Fitch and Moody’s]. If any of such organizations or its successor is no longer in existence, the Issuer shall designate a nationally recognized statistical rating organization or other comparable Person as a substitute Rating Agency, notice of which designation shall be given to the Indenture Trustee and the Servicer.

A-9	Annex A to Receivables Purchase and Sale Agreement

“Rating Agency Condition” means, with respect to any action, that [(i) Moody’s shall have been given at least 10 Business Days’ prior notice thereof and shall have not notified the Purchaser and the Indenture Trustee that such action will result in a reduction or withdrawal of the then current rating of any Class of the Notes and (ii) Fitch shall have been given at least ten (10) Business Days’ prior notice thereof].

[“Receivable” means with respect to any Loan or Lease, all indebtedness of the related Obligor (whether constituting an account, chattel paper, document, instrument or general intangible) under that Loan or Lease.]

[“Receivable Files” is defined in Section 2.1 of the Purchase and Sale Agreement.]

“Receivables Sale Agreement” means the Receivables Sale Agreement, dated [●] [●], 201[●], among GECCI, [●], [●], [●] and the Seller, as the same may be amended or supplemented from time to time.

“Records” means all documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the applicable Original Seller, the Seller, the Servicer, the Sub-Servicer or the Purchaser with respect to the [Loans] [Receivables], the Contracts any other Purchaser Assets, and the Obligors thereunder.

“Recoveries” means, with respect to any [Loan] [Receivable], monies collected in respect thereof, from whatever source (other than from the sale or other disposition of the Equipment), in any Collection Period after the Lease Value or the Loan Value of such Receivable, as applicable, became zero.

“Redemption Date” is defined in the Indenture.

“Related Documents” means the Receivables Sale Agreement, the Purchase and Sale Agreement, the Servicing Agreement, the Consolidated Subservicing Agreement, the Intercreditor Agreement, the Issuer Limited Liability Company Agreement, the Managing Member Limited Liability Company Agreement, the Administration Agreement, the Indenture, [the Series 201[●]-[●] SUBI], and all other agreements, instruments, and documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with any of the foregoing. Any reference in the foregoing documents to a Related Document shall include all Annexes, Exhibits and Schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Related Security” means with respect to any [Loan] [Receivable]: (a) any interest (including security interests [or ownership interests]), if any, in the related Equipment [and, without limiting the foregoing, the related Residual]; (b) all guarantees, insurance [(including residual value insurance)] or other agreements or arrangements of any kind from time to time supporting or securing payment of such [Loan] [Receivable] whether pursuant to a Contract related to such Receivable or otherwise (including rights (if any) to receive proceeds on

A-10	Annex A to Receivables Purchase and Sale Agreement

insurance policies covering the Obligors); and (c) all Records relating to such [Loan] [Receivable].

[“Removal Option” is defined in Section 2.4(a) of the Purchase and Sale Agreement.]

[“Removal Option Notice” is defined in Section 2.4(b) of the Purchase and Sale Agreement.]

[“Residual” means, with respect to any Lease, any right of the lessor or its assigns, as owner of the underlying Equipment, to realize value from the related Equipment after termination of the Lease, including the right of the owner of the Equipment to receive any proceeds from the sale, re-lease, continued use or other disposition of the Equipment after the termination of the Lease.]

“Schedule of [Loans] [Receivables]” is the schedule of [Loans] [Receivables] attached as Schedule I (which may be in the form of microfiche, floppy disk, CD-ROM or other electronic medium).

“Scheduled Payment” [(a) on a Loan] [means that portion of the payment required to be made by the Obligor during any Collection Period sufficient to amortize the loan balance under (x) in the case of a Precomputed Loan, the actuarial method or (y) in the case of a Simple Interest Loan, the simple interest method, in each case, over the term of the Loan and to provide interest at the APR] [; provided] [and (b) on a Lease] [means any payment required to be made by the Obligor under that Lease, other than on account of Residuals. The principal component of a Scheduled Payment on a Lease means the full required amount of the Scheduled Payment, less an imputed yield component based on the discount rate used in determining the present value of scheduled payments payable under the Lease, as determined by the applicable Original Seller for such Lease; provided,] that[, in the case of (a) or (b),] Termination Values shall also constitute Scheduled Payments.

“Securities Act” means the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” means the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Seller” is defined in the preamble to the Purchase and Sale Agreement.

[“Series 201[●]-[●] SUBI” means that special unit of beneficial interest of the Titling Trust created by the UTI Beneficiary in connection with the transactions contemplated by the Related Documents.]

[“Service Agreement” means the Amended and Restated Service Agreement, dated as of July 31, 2008, by and between GE Capital Bank and GE Capital.]

“Servicer” means GE Capital Bank in its capacity as servicer under the Servicing Agreement, or any other Person designated as a Successor Servicer under such agreement.

A-11	Annex A to Receivables Purchase and Sale Agreement

“Servicing Agreement” means the Servicing Agreement dated as of [●] [●], 20[●], by and between the Purchaser and the Servicer, as the same may be amended or supplemented from time to time.

“Servicing Fee” means is defined in the Servicing Agreement.

[“Simple Interest Loan” means any Loan under which the portion of a payment allocable to interest and the portion allocable to principal is determined by allocating a fixed level payment between principal and interest, such that such payment is allocated first to the accrued and unpaid interest at the Annual Percentage Rate for such Loan on the unpaid principal balance and the remainder of such payment is allocable to principal.]

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” means all shares, options, warrants, membership interests in a limited liability company, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

[“SUBI” means a special unit of beneficial interest in the Titling Trust.]

[“SUBI Receivables” means the Leases specified on Annex A to the Series 201[●]-[●] SUBI.]

[“Sub-Servicer” means GE Capital, as sub-servicer under the Consolidated Subservicing Agreement, and any other Person with whom the Servicer enters into a Sub-Servicing Agreement.]

[“Sub-Servicing Agreement” means the Consolidated Subservicing Agreement and any other written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with the Servicing Agreement].

A-12	Annex A to Receivables Purchase and Sale Agreement

“Subsidiary” means, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Successor Servicer” is defined in Section 6.2 of the Servicing Agreement.

“Termination Value” means the “Termination Value” (if any) payable by the Obligor pursuant to the applicable [Loan] [Receivable].

[“Titling Trust” means GE CF Trust, a Delaware statutory trust.]

[“Titling Trust Assets” means, at any time, all assets owned by the Titling Trust at such time.]

[“Titling Trust Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement, dated as of November 19, 2012, by and between the Titling Trust and GE Title Agent LLC, a Delaware limited liability company, as Collateral Agent.]

[“Titling Trust Collateral Agent” means GE Title Agent LLC, a Delaware limited liability company, as Collateral Agent under the Titling Trust Collateral Agency Agreement, or any other Person designated as a Collateral Agent under that agreement.]

[“Titling Trust Collateral Agent Administration Agreement” means the Collateral Agent Administration Agreement, dated as of November 19, 2012, by and between GE Title Agent LLC, a Delaware limited liability company, as Collateral Agent and GECCI, as administrator.]

“Transfer Date” is defined in the Indenture.

“Trust Account” is defined in the Indenture.

“UCC” means, unless the context otherwise requires, the Uniform Commercial Code as in effect in the relevant jurisdiction, as amended from time to time.

[“UTI” means the undivided beneficial interest in all the assets of the Titling Trust that were not allocated to the Series 201[●]-[●] SUBI or any Other SUBI.]

[“UTI Beneficiary” means GECCI, as beneficiary of the UTI.]

SECTION 2.          Other Interpretive Matters. All terms defined directly or by incorporation in the Purchase and Sale Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of the Purchase and Sale Agreement (including in this Annex A) and all related certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined in such Agreement, and accounting terms partly defined in such Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles; and unless otherwise provided, references to any month, quarter or year refer to a fiscal month, quarter or year as determined in accordance with GE Capital

A-13	Annex A to Receivables Purchase and Sale Agreement

Bank’s fiscal calendar; (b) terms defined in Article 9 of the UCC and not otherwise defined in such Agreement are used as defined in that Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (h) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

A-14	Annex A to Receivables Purchase and Sale Agreement